Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public
Accounting Firm” in the Prospectus and Statement of Additional Information and to the use of
our reports: (1) dated April 25, 2013 with respect to the financial statements of Principal
National Life Insurance Company Variable Life Separate Account, (2) dated April 11, 2013 with respect to the financial statement schedules of Principal National Life Insurance Company, and (3) dated April 11, 2013 with respect to the financial statement schedules of Principal
National Life Insurance Company, in Post-Effective Amendment No. 3 to the Registration
Statement (Form N-6, No. 333-175768) of Principal National Life Insurance Company Variable
Life Separate Account and the related prospectus of the Principal Variable Universal Life
Income III.

/s/Ernst & Young LLP
Des Moines, Iowa
April 25, 2013